Filed Pursuant to Rule 433
Registration Statement No . 333-124095
Date September 21, 2005

Foreign Exchange Strategies 13 Month Leveraged Ruble Basket Note Final Indicative Terms 21-Sep-06
Summary
*2 x Leveraged, 13 month Note, Indexed to the RUB/USD and RUB/EUR
*Principal Increases as the RUB strengthens versus an equally weighted Basket of USD & EUR
MTN Terms

Issuer:	Eksportfinans ASA (Aaa/AA+)
Type:	US MTN
Trade Date:	21-Sep-06
Settlement Date:	5-Oct-06
Maturity Date:	15-Oct-07
Notional Amount:	$10,437,000
Minimum Piece / Increment:	USD 1,000
Issue Price:	100.00%

The Aggregate Notional Amount of these Notes may be increased and if so the increased additional Notes may be sold at a different price to public.
Principal Redemption at Maturity:	USD Notional +
2* (USD Notional * ([RUB/USDi - RUB/USDf] / RUB/USDf) + USD Notional * (0.5/
USD/EURi)*[USD/EURi - USD/EURf])
+ Bonus * USD Notional

Bonus:	4.80%

RUB/USDi =	26.7400
USD/EURi =	1.2723
RUB/USDf =	To be determined by Goldman Sachs on 05-OCT-07 by referencing EMTA fix.
USD/EURf =	To be determined by Goldman Sachs on the 05-OCT-07 by referencing the ECB fix for USD/EUR at 2.15 CET

Principal Protection:	This note is non-principal protected but capital return is floored at 4.80%

Documentation:	According to the Issuer’s US MTN Progaramme
Dealer:	Goldman Sachs & Co
Business Days:	London and New York
Business Day Convention:	Modified Following (Unadjusted)
Listing:	None
Calculation Agent:	Goldman Sachs & Co
CUSIP:	28264QDE1
Hypothetical Returns assuming unchanged USD/EUR Spot at Maturity: Upside returns are not limited to the values below

	RUB/USDf Rate	Principal Redemption at Maturity

	10.43	417.55%
Uncapped Upside	12.27	340.66%
	14.43	275.42%
	16.98	219.76%
	19.98	172.47%

	23.50	132.37%
	24.00	127.63%
	25.20	117.02%
	25.70	112.89%
	26.20	108.92%

Starting RUB/USD	26.74	104.80%

	27.20	101.42%

Breakeven	27.40	100.00%

	28.43	92.91%
	28.93	89.66%
	29.43	86.52%

	33.84	62.84%
	38.92	42.21%
	44.76	24.28%
	51.47	8.71%

Floored Redemption	53.48	4.80%

	64.37	4.80%
	74.03	4.80%
Note: This Security is Non Principal Protected
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.